Exhibit 3.2
STATE OF MARYLAND
ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED DECLARATION OF TRUST
OF
ARCHSTONE-SMITH OPERATING TRUST
THIS IS TO CERTIFY THAT:
     FIRST: Pursuant to Section 8-501 of the Maryland REIT Law (which references Section 2-605 of the Maryland General Corporation Law), Archstone-Smith Operating Trust desires to amend its Amended and Restated Declaration of Trust as currently in effect and as hereinafter amended.
     SECOND: Subsection A of Article 1, Section 1.1 of the Amended and Restated Declaration of Trust shall be amended as follows:
The name of the Trust is “Archstone” (the “Trust”). The Trustee may change the name of the Trust at its sole discretion, without any approval of Unitholders of the Trust.
     THIRD: These Articles of Amendment have been approved by the sole trustee of Archstone-Smith Operating Trust.
     FOURTH: The undersigned Group Vice President and Associate General Counsel acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Group Vice President and Associate General Counsel acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, Archstone-Smith Operating Trust has caused the foregoing amendment of the Amended and Restated Declaration of Trust to be signed in its name and on its behalf by its Group Vice President and Associate General Counsel and attested to by its Assistant Secretary on this 4th day of January, 2008.

ARCHSTONE-SMITH OPERATING TRUST
By:	/s/ Thomas S. Reif
Thomas S. Reif
Group Vice President and Associate General Counsel

ATTEST:
By:	/s/ Richard P. Ruby
Richard P. Ruby
Assistant Secretary